400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1 News Release

Rockwell Collins reaffirms fiscal year 2010 financial guidance and announces financial guidance for fiscal year 2011

CEDAR RAPIDS, Iowa (September 16, 2010) – Rockwell Collins, Inc. (NYSE: COL) today reaffirmed all aspects of its fiscal year 2010 guidance including earnings per share of approximately $3.50 and revenues of about $4.7 billion.

For fiscal year 2011 the company anticipates revenues totaling between $4.8 billion and $5.0 billion, earnings per share in the range of $3.75 to $3.95, and cash flow from operations of $650 million to $750 million.  Total segment operating margins should be in the range of 19.5% to 20.5%.

“As conditions continue to improve in our commercial markets, the operating leverage of our shared services business model should enable us to generate EPS growth in fiscal year 2011 that is twice the rate of revenue growth,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones.  “We expect double digit revenue growth in Commercial Systems led by market share gains in both air transport and business aviation OEM segments.  And though the rate of growth in Government Systems will slow, this transitional year should position us for stronger revenue growth in the years ahead.”

Details related to the projected performance of the company’s Commercial and Government Systems businesses for fiscal year 2011 are as follows:

Commercial Systems

Commercial Systems provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide.  Commercial Systems fiscal year 2011 revenue is expected to increase approximately 10%.

Original Equipment
Sales to aircraft Original Equipment Manufacturers (OEMs) are expected to increase in the low double-digits.  Sales to air transport aircraft OEMs should increase approximately 10% as a result of the entry into service and ramp in production of Boeing’s 787 and planned production rate increases of Airbus’ A320.  Sales to business and regional jet aircraft OEMs are projected to increase in the low teens due to the introduction of Rockwell Collins avionics on Bombardier Global aircraft and a full year of production of the Cessna CJ-4.

Aftermarket Sales
Aftermarket sales are also expected to increase in the low double-digits.  Aftermarket sales related to air transport aircraft should experience approximately 10% revenue growth due to continued increases in passenger traffic, airlines bringing in additional capacity, and stronger airline profitability leading to higher demand for retrofit and spare products.  Aftermarket sales related to business and regional jet aircraft are expected to increase in the mid teens as a result of continued improvement in aircraft utilization and demand for retrofit products.  These figures are exclusive of approximately a 10%, or $10 million, decline in sales related to Wide-Body In-Flight Entertainment (Wide-Body IFE) services as customers continue to retire older aircraft or replace their IFE systems.

Sales of Wide-Body IFE products and systems are expected to decrease about 40%, or $20 million, due to the Company’s decision in 2005 to cease investing in this product area.

Government Systems

Government Systems provides communication and electronic systems, products and services for airborne and surface applications primarily to the U.S. Department of Defense, defense contractors and various government agencies around the world.  Government Systems fiscal year 2011 revenue is expected to increase approximately 2%.

Airborne Solutions
Sales related to airborne platforms and systems should increase approximately 3% as a result of increased government funding in the areas of rotary wing platform avionics, electronic systems integration, and simulation and training systems.  Specific programs contributing to this growth include the KC-X tanker program, CH-47 Chinook helicopters for domestic and international customers, the Common Range Integrated Instrumentation System, and training solutions for E-2 Hawkeye aircraft.  The growth from these items is expected to be partially offset by a decline in revenue from the KC-135 GATM program and fighter jet platforms.

Surface Solutions
Sales related to systems and products for surface applications are expected to be relatively flat in fiscal year 2011 as a result of the completion of several development programs and reduced procurement funding related to the U.S. military’s involvement in Iraq.  Specific programs that will experience revenue declines during the year include the Joint Tactical Radio System programs as they transition from development to low rate initial production, lower volume following initial deliveries on an electronic system integration program for the California Highway Patrol, and reduced production rates for legacy GPS products.  The decline from these items is expected to be offset by increased sales of micro-DAGR products and various surface communication equipment programs.

Expense and Cash Flow Assumptions

Other assumptions integral to the development of the company’s projected total segment operating margin, earnings per share and cash flow financial guidance for fiscal year 2011 are as follows:

•
Combined segment operating margins are expected to be in the range of 19.5% to 20.5%.  Government Systems operating margins are projected to remain relatively steady from 2010 to 2011 and Commercial Systems operating margins are anticipated to be in the high teens.

•
Research and development (R&D) expenditures are planned to be in the range of $900 million to $950 million, or about 19% of total company sales.  At the mid-point, this assumes company-funded R&D will be approximately $370 million or 7.5% of sales.

•
A $40 million year-over-year increase in employee incentive compensation expense is expected to be offset by about a $40 million decrease in defined benefit pension plan expenses.  The increase in incentive compensation expense is related to the company returning to an expected 100% plan payout in 2011 as compared to an approximate 60% payout in 2010.  The decrease in pension expense is due to a change to the period over which actuarial gains and losses are amortized resulting from the company freezing its defined benefit pension plans in 2006.

•	The company’s effective income tax rate is expected to be in the range of 31% to 32% and assumes a full year of Federal Research & Development Tax Credit benefit.

•	Cash flow from operations is projected to be in the range of $650 million to $750 million and includes:

•	a $100 million contribution to the company’s qualified defined benefit pension plan;

•	a $110 million net increase in pre-production engineering costs as the company continues to fund development projects on which its customers have provided contractual guarantees for reimbursement; and

•	a $60 million year-over-year increase in employee incentive compensation payments.

•	Capital expenditures are projected to total about $150 million compared to $135 million forecasted for fiscal year 2010.

The following is a summary of the company’s financial guidance for fiscal year 2011.

▪	Total sales	$4.8 Bil. to $5.0 Bil.

▪	Total segment operating margins	19.5% to 20.5%

▪	Earnings per share	$3.75 to $3.95

▪	Cash flow from operations	$650 Mil. to $750 Mil.

▪	Research & development costs	$900 Mil. to $950 Mil.

▪	Capital expenditures	about $150 Mil.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications.  Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by nearly 20,000 employees through a global service and support network that crosses 27 countries.  To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism and potential declining defense budgets on government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com